Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2015

Shareholders, Customers, and Employees:

I am pleased to inform you that your company reported positive results for the first half of 2015. Those positive results include net income of approximately $3.025 million ($0.90 basic earnings per share), which is a 36% increase over the same period in 2014.  The increase was driven by increases in our core earnings and a one-time tax benefit due to a change in the tax law ($331,000, $0.10 earnings per share).  Year to date core earnings as compared to the same period last year, were driven by an increase in net interest margin (27 basis points), increased earning assets (16% increase) and the resulting increased net interest income (24%).

We continue to manage your investment through several capital management strategies. Those strategies include repurchasing Company shares (39,321 shares YTD), improving the earnings of the assets we have (margin increase) and balancing those with a regular payment of dividends ($0.18 per basic earnings per share YTD).  I am also pleased to report that in 2015 the Company’s shares have been regularly trading at increased price levels, reaching as high as $16.00 during June 2015.

After review of your Company’s earnings, capital position, risk profile and strategic plan, your Board of Directors declared a $.09 per share cash dividend, payable to shareholders on September 16, 2015. This cash dividend represents 16% of the second quarter earnings and is an 80% increase compared to the same quarter last year.

The continued success of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, customers, colleagues, and communities are the foundation for the continued success of your Company.

Thank you for your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2015	Six months ended June 30, 2014
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 11,381	$ 9,672
Interest expense	1,082	1,356
Net interest income	10,299	8,316
Provision for loan losses	100	115
Net interest income after provision for loan losses	10,199	8,201
Non-interest income	2,280	2,163
Non-interest expenses	8,943	7,575
Income before income taxes	3,536	2,789
Provision for income taxes	511	563
Net income	$ 3,025	$ 2,226

Average common shares outstanding	3,354,839	3,431,317

PER COMMON SHARE
Net income	$ 0.90	$ 0.65
Book value	$20.80	$19.52
Tangible book value	$17.48	$16.99
Closing price	$15.48	$13.39

FINANCIAL RATIOS
Return on average assets	0.94%	0.78%
Return on average equity	8.85%	7.01%
Net interest margin	3.64%	3.37%
Efficiency ratio	63.76%	69.13%
Loans to deposits	68.17%	61.93%
Allowance for loan losses to loans, excluding
loans marked to market in the acquisition of OSB	1.14%	1.32%
PERIOD END BALANCES
	As of June 30, 2015	As of December 31, 2014
Assets	$628,548	$650,200
Loans, gross	$357,762	$360,937
Deposits	$519,626	$565,445
Shareholders' equity	$ 69,251	$ 67,772

Common shares outstanding	3,328,817	3,367,735

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211